SUB-ITEM 77H

MFS Asia Pacific ex-Japan Fund (the "Fund") was terminated as a series of MFS Series Trust VII as of July 23, 2014. Massachusetts Financial Services Company no longer owns 25% or more of the voting securities of the Fund.